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                          COCA-COLA ENTERPRISES INC.
                                 EXHIBIT 12
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          (In millions except ratios)

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                                              Quarter ended       Six Months ended
                                            ------------------   ------------------
                                            June 28,  June 29,   June 28,  June 29,
                                              1996      1995       1996      1995
                                            --------  --------   --------  --------
Computation of Earnings:
  Earnings from continuing operations
    before income taxes. . . . . . . . . .   $ 101      $ 82      $ 113      $ 87
  Add:
    Interest expense . . . . . . . . . . .      81        83        155       165
    Amortization of capitalized
      interest . . . . . . . . . . . . . .       -         -          1         1
    Amortization of debt
      premium/discount and expenses. . . .       4         1          9         1
    Interest portion of rent expense . . .       2         3          4         5
                                              ----      ----       ----      ----
Earnings as Adjusted . . . . . . . . . . .    $188      $169       $282      $259
                                              ====      ====       ====      ====
Computation of Fixed Charges:
  Interest expense . . . . . . . . . . . .    $ 81      $ 83       $155      $165
  Capitalized interest . . . . . . . . . .       1         1          1         2
  Amortization of debt
    premium/discount and expenses. . . . .       3         1          9         1
  Interest portion of rent expense . . . .       2         3          4         5
                                              ----      ----       ----      ----
Fixed Charges. . . . . . . . . . . . . . .      87        88        169       173

  Preferred stock dividends (a). . . . . .       5         1          7         2
                                              ----      ----       ----      ----
Combined Fixed Charges and Preferred
  Stock Dividends. . . . . . . . . . . . .    $ 92      $ 89       $176      $175
                                              ====      ====       ====      ====

Ratio of Earnings to Fixed Charges (b) . .    2.15      1.92       1.67      1.50
                                              ====      ====       ====      ====
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends (b)   2.05      1.90       1.60      1.48
                                              ====      ====       ====      ====


(a) Preferred stock dividends have been increased to an amount representing the pretax earnings which would be required to cover such dividend requirements.

(b)  Ratio calculated prior to rounding to millions.

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